Exhibit 10.2

January 20, 2021

Via Electronic Mail: (millarwilson@hotmail.com)

Millar Wilson

[omitted address]

Re:	Confirmation of Termination of Employment Agreement

Dear Millar:

On January 14, 2021 you announced to the board of directors of Amerant Bank, N.A. and Amerant Bancorp Inc. your decision to retire and, therefore, to resign from your employment and the roles of Vice Chairman and Chief Executive Officer of Amerant Bank, N.A. and Amerant Bancorp Inc., and any positions held with any of the subsidiaries of either of the foregoing. Please allow this correspondence to confirm: (i) that in light of such announcement, your Employment Agreement dated March 20, 2019 (and your employment thereunder) will terminate pursuant to Section 5.1(a) of the Employment Agreement (i.e., “by Executive without Good Reason”); and (ii) that Amerant Bank, N.A. and Amerant Bancorp Inc. waive the 60-day notice period and the requirement for a written notice of termination provided for in the Employment Agreement. Please also allow this correspondence to confirm our agreement, in light of the foregoing, that: (i) effective February 15, 2021, you will relinquish your title as Vice Chairman of the board but remain the Chief Executive Officer and a member of the board of directors of Amerant Bank, N.A. and Amerant Bancorp Inc.; (ii) effective on the day immediately following the day Amerant Bancorp Inc. files the Annual Report (SEC Form 10-K) with the Securities Exchange Commission, you will cease to be the Chief Executive Office of Amerant Bank, N.A. and Amerant Bancorp Inc. and will continue to serve in the role of “Executive Advisor,” as defined below, to help facilitate the on-boarding and transition of your successor; and (iii) the Employment Agreement and your employment thereunder will terminate on March 31, 2021 (the “Termination Date,” as defined in Section 5.6 (d)). You acknowledge that upon the Termination Date you shall only be entitled to the Accrued Amounts, as such term is defined in the Employment Agreement. Further, upon the Termination Date, you will remain a member of the boards of directors of Amerant Bank, N.A., Amerant Florida Bancorp Inc., and Amerant Bancorp Inc. However, it is agreed that by the Termination Date, except as provided above, you will relinquish all other positions on the boards of directors or offices at any of the subsidiaries of Amerant Bank, N.A., Amerant Florida Bancorp Inc., or Amerant Bancorp Inc.

In the role of “Executive Advisor,” your duties would include: (i) introducing the incoming Vice Chairman and Chief Executive Officer to employees, regulators, and key customers; and (ii) providing the incoming Vice Chairman and Chief Executive Officer with historic information regarding business strategy and year-end processes (including conducting performance evaluations and conducting year-end reporting) and otherwise being available to support him in any other transaction or process depending on specific requests. In this new role, you would not have any operational responsibility and you would be permitted to work remotely.

With respect to compensation, through the Termination Date, you will continue to be paid an annual base salary (at a rate of $800,000.00) in periodic installments in accordance with Amerant Bank N.A.’s normal payroll practices, and subject to all applicable taxes and withholdings. Further, you will remain eligible to participate in all employee benefit plans, practices and programs maintained by Amerant Bank N.A. And, to the extent you remain employed through the date such bonus is paid, you will remain eligible to receive an annual bonus pursuant to Amerant Bank N.A.’s annual cash variable incentive bonus program based on your performance in fiscal year 2020.

We have also agreed to enter into a consulting agreement, effective as of the Termination Date. As consultant to Amerant Bank N.A. and Amerant Bancorp Inc. you will be an independent contractor (not an employee) and upon specific request from the office of the new Chief Executive Officer, you will provide support in connection with ongoing transactions or processes and guidance and advice on business strategy matters. You will be paid a monthly $7,500 retainer fee for such services through December 31, 2021, provided the consulting agreement is not terminated sooner. The terms of the contemplated consulting agreement will be more specifically articulated in a forthcoming draft agreement.

With respect to the Restricted Stock received from Amerant Bancorp Inc. pursuant to the Restricted Stock Agreement you signed on January 7, 2019 (the “Grant Agreement”), for purposes of the vesting of such grant as set forth in Section 4(a) of the Grant Agreement, you will continue to be considered to remain in the continuous service of the Company or a Subsidiary, to the extent you remain a director of the board of directors of Amerant Bancorp Inc. and Amerant Bank N.A. or a consultant pursuant to the consulting agreement referenced above after the Termination Date through the Vesting Date. Any capital terms used in this paragraph and not otherwise defined herein, shall have the meaning assigned to it in the Grant Agreement.

Please sign where indicated below to confirm our mutual understanding of the matters stated in the first paragraph of this letter.

Sincerely,

/s/ Frederick Copeland
Frederick C. Copeland, Jr.
Chairman of the Board of Directors of

Amerant Bancorp Inc. and Amerant Bank N.A.

This letter accurately reflects our mutual agreement concerning my separation, following my announcement of termination without Good Reason pursuant to the terms of my Employment Agreement.

/s/ Millar Wilson
Millar Wilson	Date: January 20, 2021